ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-282565 Dated March 12, 2025

Partial Principal at Risk Securities Based on the Value of the S&P 500® Index due on or about April 3, 2031

This document provides a summary of the terms of the Partial Principal at Risk Securities (the “securities”). Investors should carefully review the accompanying preliminary pricing supplement for the securities, the accompanying product supplement, the underlier supplement, the prospectus supplement and the prospectus, as well as the “Risk Considerations” section below, before making an investment decision.

The securities do not guarantee the full return of principal at maturity and you could lose up to 5.00% of your investment. The securities are senior unsecured debt securities issued by The Bank of Nova Scotia (“BNS”), and all payments on the securities are subject to the credit risk of BNS. As used in this document, “we,” “us,” or “our” refers to BNS.

SUMMARY TERMS
Issuer:	The Bank of Nova Scotia
Issue:	Senior Note Program, Series A
Underlying index:	S&P 500® Index (Bloomberg Ticker: “SPX”)
Stated principal amount:	$1,000.00 per security
Issue price:	$1,000.00 per security
Minimum investment:	$1,000 (1 security)
Interest:	None
Pricing date:	March 31, 2025
Original issue date:	April 3, 2025 (3 business days after the pricing date; see preliminary pricing supplement).
Valuation date:	March 31, 2031, subject to postponement for certain market disruption events and as described in the accompanying product supplement.
Maturity date:	April 3, 2031, subject to postponement for certain market disruption events and as described in the accompanying product supplement.
Payment at maturity per security:

￭ If the final index value is greater than the initial index value:

$1,000.00 + supplemental redemption amount, subject to the maximum payment at maturity

￭ If the final index value is less than or equal to the initial index value:

$1,000.00 + ($1,000.00 × underlying return), subject to the minimum payment at maturity

If the final index value is less than the initial index value, you will lose 1% for every 1% that the final index value falls below the initial index value, provided that the payment at maturity will not be less than the minimum payment at maturity. Accordingly, you could lose up to 5.00% of your investment in the securities. All payments on the securities are subject to the credit risk of BNS.

Underlying return:	(final index value − initial index value) / initial index value
Supplemental redemption amount:	$1,000.00 × underlying return
Maximum gain:	68.10%
Maximum payment at maturity:	$1,681.00 per security (168.10% of the stated principal amount)
Minimum payment at maturity:	$950.00 per security (95.00% of the stated principal amount)
Initial index value:	The index closing value of the underlying index on the pricing date
Final index value:	The index closing value of the underlying index on the valuation date
CUSIP / ISIN:	06418VMN1 / US06418VMN19
Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.
Commission:	$35.00 per stated principal amount
Estimated value on the pricing date:	Expected to be between $910.28 and $940.28 per stated principal amount. See “Risk Factors” in the preliminary pricing supplement.
Preliminary pricing supplement:	http://www.sec.gov/Archives/edgar/data/9631/000183988225015259/bns_424b2-07847.htm

HYPOTHETICAL PAYOUT

The below figures are based on a maximum gain of 68.10% and a minimum payment at maturity of $950.00 per security and are purely hypothetical (the actual terms of your securities will be determined on the pricing date and will be specified in the final pricing supplement).

Hypothetical Payment at Maturity

Underlying Return	Payment at Maturity
+80.00%	$1,681.00
+70.00%	$1,681.00
+68.10%	$1,681.00
+60.00%	$1,600.00
+50.00%	$1,500.00
+40.00%	$1,400.00
+30.00%	$1,300.00
+20.00%	$1,200.00
+10.00%	$1,100.00
0.00%	$1,000.00
-2.00%	$980.00
-4.00%	$960.00
-5.00%	$950.00
-25.00%	$950.00
-50.00%	$950.00
-75.00%	$950.00
-100.00%	$950.00

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You will find a link to the accompanying preliminary pricing supplement for the securities above and links to the accompanying product supplement, underlier supplement, prospectus supplement and prospectus for the securities under “Additional Information About BNS and the Securities” in the preliminary pricing supplement, which you should read and understand prior to investing in the securities.

The issuer has filed a registration statement (including a prospectus as supplemented by a prospectus supplement, underlier supplement, product supplement and the preliminary pricing supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying prospectus in that registration statement and the other documents the issuer has filed with the SEC, including the accompanying preliminary pricing supplement and the accompanying prospectus supplement, underlier supplement and product supplement, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (212) 225-5678. Our Central Index Key, or CIK, on the SEC web site is 0000009631.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to Return Characteristics

▪You may receive no positive return and the securities provide for a minimum payment at maturity of only 95.00% of the stated principal amount.

▪The stated payout from the issuer applies only at maturity.

▪Your potential return on the securities is limited to the maximum gain.

▪You will not receive any interest payments.

▪The amount payable on the securities is not linked to the value of the underlying index at any time other than the valuation date.

▪Owning the securities is not the same as owning the index constituent stocks.

Risks Relating to Characteristics of the Underlying Index

▪An investment in the securities involves market risk associated with the underlying index.

▪There can be no assurance that the investment view implicit in the securities will be successful.

▪The underlying index reflects price return, not total return.

▪Changes affecting the underlying index could have an adverse effect on the market value of, and any amount payable on, the securities.

▪There is no affiliation between the index sponsor and BNS, and BNS is not responsible for any disclosure by such index sponsor.

Risks Relating to Estimated Value and Liquidity

▪BNS’ initial estimated value of the securities at the time of pricing (when the terms of your securities are set on the pricing date) will be lower than the issue price of the securities.

▪Neither BNS’ nor SCUSA’s estimated value of the securities at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities.

▪BNS’ initial estimated value of the securities does not represent future values of the securities and may differ from others’ (including SCUSA’s) estimates.

▪The securities have limited liquidity.

▪The price at which SCUSA would buy or sell your securities (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your securities. SCUSA’s estimated value of the securities is determined by reference to its pricing models and takes into account BNS’ internal funding rate.

▪The price of the securities prior to maturity will depend on a number of factors and may be substantially less than the stated principal amount.

Risks Relating to General Credit Characteristics

▪Payments on the securities are subject to the credit risk of BNS.

Risks Relating to Hedging Activities and Conflicts of Interest

▪Hedging activities by BNS and SCUSA may negatively impact investors in the securities and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the securities.

▪We, SCUSA and our other affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the index constituent stock issuers and the market activities by us, SCUSA or our other affiliates for our or their own respective accounts or for our clients could negatively impact investors in the securities.

▪Activities conducted by BNS and its affiliates may impact the value of the underlying index and the value of the securities.

▪The calculation agent will have significant discretion with respect to the securities, which may be exercised in a manner that is adverse to your interests.

▪BNS and its affiliates may publish research or make opinions or recommendations that are inconsistent with an investment in the securities.

Risks Relating to Canadian and U.S. Federal Income Taxation

▪Because the securities are subject to special rules governing CPDI for U.S. federal income tax purposes, you generally will be required to pay taxes on ordinary income from the securities even though you will not receive any payment on the securities prior to the maturity date.

▪Uncertain tax treatment. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Additional Information About the Securities — Tax Considerations” and “— Material Canadian Income Tax Consequences” in the preliminary pricing supplement.

Underlying Index

For information about the underlying index, including historical performance information, see “Information About the Underlying Index” in the preliminary pricing supplement.

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